Exhibit 99.1

Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, New Jersey 07890
www.selective.com

For release at 4:15 p.m. (ET) on April 24, 2008
Media Contact: Sharon Cooper
973-948-1324, sharon.cooper@selective.com

Investor Contact: Jennifer DiBerardino
973-948-1364, jennifer.diberardino@selective.com

Selective Insurance Group Reports
First Quarter 2008 Earnings

Branchville, NJ – April 24, 2008 - Selective Insurance Group, Inc. (NASDAQ: SIGI), today reported its financial results for the first quarter ended March 31, 2008.

Selective Chairman, President and CEO Gregory E. Murphy stated, “Our first quarter results were reduced by several factors, some of an unusual nature, such as the restructuring charge announced in February, and lower investment income due to our higher short-term cash position taken to safeguard against significant financial market turmoil. Other factors included an effective tax rate variance, some volatility in our commercial lines, and the challenging commercial lines marketplace that limited new business growth. Together, these items contributed to operating income1 per diluted share of $0.36.

“We remain confident in our direction and strategic initiatives to successfully navigate and grow profitably in this soft market cycle, as we have previous cycles, based on our strong agency relationships, a superior field force, excellent technology and underwriting tools. We continued to take steps to position Selective to deal with the short-term effects of the difficult environment, including the restructuring and commission reductions announced last quarter that are expected to generate total annualized pre-tax savings of $14 million.”

Results for first quarter 2008, compared to first quarter 2007, included:
-	Net income of $20.5 million, or $0.38 per diluted share, compared to $37.3 million and $0.62 per diluted share:
▪	After-tax net realized gains down $6.3 million, to $0.02 per diluted share, compared to $0.12 per diluted share; and
▪	Operating income[1] of $19.5 million, or $0.36 per diluted share, compared to $29.9 million and $0.50 per diluted share, impacted by:
▪	After-tax restructuring charge of $2.3 million, or $0.04 per diluted share;
▪	Increased other expenses, largely from taxes of $1.4 million, or $0.03 per diluted share, booked in the first quarter based on the full-year tax rate (which will benefit future quarters in 2008);
▪	Increased pressure on the commercial property and liability lines of approximately $5 million, after-tax, or $0.08 per diluted share; and
▪	Lower investment income, primarily from the $1.2 million, after-tax, or $0.02 per diluted share, decline in market value of the Company’s externally managed trading portfolio.

-	Total net premiums written (NPW) of $389.8 million, compared to $417.2 million;
▪	Commercial lines NPW of $340.1 million, compared to $370.3 million; and
▪	Personal lines NPW of $49.8 million, compared to $46.9 million.

-	GAAP combined ratio of 100.4% vs. 97.4%; statutory combined ratio of 98.3% vs. 95.6%; and after-tax catastrophe losses flat at $3.1 million.

-
Investment Income, after-tax, of $29.4 million, compared to $31.2 million. 2008 investment income was also impacted by the Company’s decision to hold a larger average cash balance of $236 million due to the turmoil in the financial markets. Under normal circumstances, particularly with the current yield curve, the Company would have held approximately $90 million less cash, which lowered investment income by $0.8 million or $0.02 per diluted share.

Murphy added, “While new business in our commercial lines large account segment (primarily over $250,000 premium), was down 50% for the quarter, the small business One & Done segment, which is the least impacted by pricing pressures and where our predictive models provide the greatest advantage, grew 23%, as $271,000 in premium flowed through our automated underwriting systems daily. Although we did walk away from large accounts and certain workers compensation (WC) exposures that we believe our competitors significantly under-priced, we have focused our WC and safety management initiatives on retaining the best business, which aligns with what Selective’s agents are doing. As a result, overall commercial lines retention was solid at 78%, as we continued to hold onto accounts in a very tough market. In addition, renewal pricing, including exposure, was down only 0.4%, while pure price declined only 3%.”

Murphy said, “Selective’s combined ratio, excluding the restructuring charge, was up about two points this quarter, mainly due to volatility in our commercial automobile line that reflected increased severity, deteriorating pricing trends, and favorable prior year liability reserve development of $3 million in first quarter 2007 that was flat this quarter. Ongoing improvements in our WC and business owners’ policy (BOP) lines of business partially offset the increased pressure from the property and liability lines.

“All of our predictive models are now complete and being used to score business and price for profitability, an advantage in a deteriorating price environment,” Murphy concluded.

For the quarter, Diversified Insurance Services revenue grew 2%, including 16% growth in fee-based flood revenue.

At March 31, 2008, Selective’s assets reached $5.0 billion, including $3.7 billion in the company’s investment portfolio which retains an average rating of “AA+.”

During the quarter, the company repurchased 1.0 million shares of Selective’s outstanding common stock at an average price per share of $24.04 and price to book of 1.2. There are 2.5 million shares remaining under the current 4 million share reauthorization program. Selective’s Board of Directors declared a $0.13 per share quarterly cash dividend on Selective’s common stock, payable June 2, 2008 to stockholders of record on May 15, 2008.”

Murphy concluded, “Given the challenging first quarter, we have updated our 2008 earnings guidance from a range of $2.20 to $2.40 per diluted share, to a range of $2.00 to $2.30. Our full year guidance is based on the following assumptions: (i) a statutory combined ratio of approximately 98.5% and a GAAP combined ratio of approximately 100%; (ii) after-tax catastrophe losses of $14.4 million, or $0.27 per share; (iii) growth in after-tax investment income of 1%, including an 8% pre-tax yield on alternative investments; (iv) Diversified Insurance Services revenue growth of 5% and return on revenue of 10%; and (v) diluted weighted average shares of 52.5 million.”

The supplemental investor packet, including financial information that is not part of this press release, is available on the Investors page of Selective’s public website at www.selective.com. Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. ET, on April 25, 2008, at www.selective.com. The webcast will be available for rebroadcast until the close of business on May 23, 2008.

Selective Insurance Group, Inc., is a holding company for seven property and casualty insurance companies rated “A+” (Superior) by A.M. Best. Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Other subsidiaries of the company provide claims, human resources and risk management services. Selective maintains a website at www.selective.com.

In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections regarding Selective’s future operations and performance. Such statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995, which provides a safe harbor under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, for forward-looking statements. These forward-looking statements are often identified by words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely,” or “continue,” or other comparable terminology and their negatives. Selective and its management assume no obligation to update these forward-looking statements due to changes in underlying factors, new information, future developments or otherwise.

Selective and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in Selective’s future performance. Factors that could cause Selective’s actual results to differ materially from those indicated by such forward-looking statements, include, among other things, those discussed or identified from time to time in our public filings with the SEC and those associated with:

•	the frequency and severity of catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, fires, explosions and terrorism;
•	adverse economic, market, regulatory, legal or judicial conditions;
•	the concentration of our business in a number of Eastern Region states;
•	the adequacy of our loss reserves and loss expense reserves;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•
changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, S&P, Moody’s and Fitch;
•	fluctuations in interest rates and the performance of the financial markets;
•	our entry into new markets and businesses; and
•	other risks and uncertainties we identify in filings with the SEC, including, but not limited to, our Annual Report on Form 10-K.

Selective’s SEC filings can be accessed through the Investors and Corporate Governance sections of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

Selective Insurance Group, Inc. (Nasdaq: SIGI) *
GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
GAAP Measures
(in thousands, except per share data)
3 months ended March 31:	2008	2007
Net premiums written	$389,840	417,185
Net premiums earned	381,273	380,013
Net investment income	37,866	39,863
Diversified insurance services revenue	29,799	29,178
Total revenues	451,113	462,109

Operating income	19,518	29,944
Capital gain, net of tax	985	7,308
Net income	$20,503	37,252

Statutory combined ratio	98.3%	95.6%
GAAP combined ratio	100.4%	97.4%

Operating income per diluted share	$0.36	0.50
Net income per diluted share	0.38	0.62
Weighted average diluted shares	53,882	60,372
Book value per share	$19.62	18.94

*All amounts included in this release exclude inter-company transactions.

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1 Operating income differs from net income by the exclusion of realized gains or losses on investment sales. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses in any given period is largely discretionary as to timing and could distort the analysis of trends; however, it is not intended as a substitute for net income prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). A reconciliation of operating income to net income is provided in the GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

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